EXHIBIT 7C

For period ending 08/31/2011 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.


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Series
Number  Series Name   			Is this the last filing for this Series?
                                                               (Y/N)


141	Wells Fargo Advantage Dow Jones Target 2015 Fund	N
142	Wells Fargo Advantage Dow Jones Target 2025 Fund	N
143	Wells Fargo Advantage Dow Jones Target 2035 Fund	N
144	Wells Fargo Advantage Dow Jones Target 2045 Fund	N
145	Wells Fargo Advantage Dow Jones Target 2050 Fund	N
182	Wells Fargo Advantage Dow Jones Target 2055 Fund	N


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